Exhibit 16.1

March 29, 2006

Office of the Chief Accountant
United States Securities and Exchange Commission
450 5th Street NW
Washington, DC 20549

Dear Sir or Madam:

We have read Item 4.01 of Vineyard National Bancorp's Form 8-K dated March 29, 2006, and we agree with the statements made therein.

Yours truly,

/s/Vavrinek, Trine, Day & Co., LLP

Vavrinek, Trine, Day & Co., LLP
Rancho Cucamonga, California